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                                                                   EXHIBIT 10.38

[LOGO OF AUTOWEB.COM]

[LETTERHEAD OF AUTOWEB.COM]


May 31, 2000


Ms. Nadyne Edison
555 South Old Woodward Ave.
Birmingham, MI 48009

Dear Nadyne:

I am pleased to extend to you an offer of employment as Autoweb.com's Vice President, OEM and CRM Development, based out of the Detroit, Michigan area effective June 19, 2000. The intent of this letter is to set forth the terms and conditions of an offer of employment to you.

In this capacity, Autoweb.com is offering you the following compensation:
 .  An annual base salary of $225,000, which will be paid semi-monthly.
 .  A sign on bonus of $40,000 which will be paid to you after completion of 60 days of employment.
 . We will use a benchmark of $240,000 for your first annual review; [i.e., minimum base salary for the second year will be $240,000 and a percentage increase in salary for the second year will be applied to this base].
 . Eligibility for an annual bonus of up to $100,000, paid quarterly, based on on company performance and individual objectives. Your objectives will be set jointly with you within 45 days of your joining Autoweb.com.
 .  A first year guaranteed bonus of $50,000 which will be paid out no later than
   January 31, 2001.
 .  Coverage of legal cost for the review of this offer letter not to exceed
   $1,000.

You will also be eligible to receive Autoweb.com employee benefits including health, vision, life and dental insurance, effective your first day of employment; our 401(k) plan is effective at a later date. Additionally, you will be eligible for twenty days of Paid Time Off (PTO) and eleven paid holidays per year.

In the event we mutually decide that it is advantageous for your position to be relocated to another Autoweb location, we will pay for all relocation expenses associated with your move, including moving of your household goods, travel expenses, commuting costs and interim living expenses.

Additionally, the Company will grant you an option to purchase 220,000 shares of Common Stock (Incentive Stock Option Plan) at an exercise price based upon the fair market value of the common stock at the time of grant, which shall be the later of the date such grant is approved by the Autoweb board of directors at their June 7, 2000 Autoweb Board Meeting or your first day of employment. The options will be subject to Autoweb's standard option agreement, except as follows: the options will vest over a four year period as follows: 20% of the
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will vest upon grant, 5% of the remaining balance will vest upon the first anniversary of the grant date and the balance will vest on a pro rata monthly basis over the thirty six months following the first anniversary date. You will be eligible for additional Vice President level stock options as determined by company policy and the Board of Directors. If you choose to accept this offer, your employment with the Company will be voluntarily entered into, at will. As a result, either party may conclude its employment relationship at any time, with or without cause. For purposes herein, "cause" means the commission of a fraud, conviction of a felony, or your failure to satisfactorily perform your duties after written notice and an opportunity to cure. If the Company terminates your employment for any reason other than cause, or your employment is terminated without cause immediately before or within 12 months after a Change of Control, the Company will pay you a lump sum payment of 9 months of your annual base compensation ($240,000), and your medical benefits will be paid by the Company for 9 months. Further, in the event of such a Change of Control and termination of your employment immediately before or within 12 months after such a Change of Control, or your failure to be retained as an employee of the Company in the same geographic area at a similar level/position, 75% of your unvested options will vest with same severance package as above. These benefits are conditioned on your signing a standard form of mutual release between the Company and you.

In the event of any dispute or claim relating to or arising out of our employment relationship, this agreement, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, sex, disability, race or other discrimination), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California under the internal, substantive laws of California, and we waive our rights to have such disputes tried by a court or jury. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

To incorporate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me as soon as possible. I have enclosed a duplicate original for your records.

Nadyne, I feel that Autoweb.com is putting together an excellent team and I am convinced you have the background, skills, and leadership abilities to assist Autoweb.com in achieving its business objectives. I feel you would be an excellent addition to our team. I look forward to working with you.

                                       Sincerely,

                                       /s/ Dean A. DeBiase
                                       Dean A. DeBiase
                                       Chairman and Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ Nadyne Edison                  Date: 6/7/00
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Nadyne Edison

June 26, 2000
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